Exhibit 5

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

October 25, 2016

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Re:	2016 Omnibus Incentive Plan - Registration Statement on Form S-8 Opinion

Ladies and Gentlemen:

We have acted as counsel for Cedar Fair, L.P. (the “Partnership”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 2,820,416 units of limited partnership interest of the Partnership (the “Units”) issuable pursuant to awards to be granted pursuant to the terms of the Partnership’s 2016 Omnibus Incentive Plan (the “Plan”).

We have reviewed the Registration Statement and the Plan and have examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed there will be a sufficient number of authorized Units available for issuance at the time of issuance of Units pursuant to awards granted under the Plan.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Plan, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP

46 Offices in 21 Countries

Squire Patton Boggs (US) LLP is part of the international legal practice Squire Patton Boggs, which operates worldwide through a number of separate legal entities.

Please visit squirepattonboggs.com for more information.